EX-16(23)(a)
                         Consent of Independent Auditors



                         Consent of Independent Auditors


The Shareholder and Board of Directors of
Aetna Life Insurance and Annuity Company:


We consent to the incorporation by reference in the registration statement on Form S-2 of Aetna Life Insurance and Annuity Company and Subsidiary (the "Company") of our audit reports dated February 3, 1999 relating to the consolidated balance sheets of the Company as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholder's equity and cash flows and all related schedules for each of the years in the three-year period ended December 31, 1998, which reports appear in the December 31, 1998 annual report on Form 10-K of the Company and to the reference to our firm under the heading "Experts" in the prospectus.


                                            /s/ KPMG LLP


February 18, 2000